EXHIBIT 99.1

Emclaire Financial Corp. Exits TARP With Warrant Buyback

EMLENTON, Pa., Dec. 7, 2011 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent company of The Farmers National Bank of Emlenton, today announced that it has completed the repurchase of a 10-year warrant issued to the United States Department of the Treasury ("Treasury") as part of the Company's participation in the TARP Capital Purchase Program ("TARP/CPP"). The warrant was issued in December 2008 and entitled Treasury to purchase 50,111 shares of the company's common stock at an exercise price of $22.45 per share. The Company repurchased the warrant for a total repurchase price of $51,113, or $1.02 per share. The repurchase price was based on the fair market value of the warrant as agreed upon by both parties.

In August 2011, the Company received an investment of $10.0 million from Treasury under the Small Business Lending Fund (the "SBLF"), a portion of which was utilized to redeem the Company's outstanding TARP/CPP investment of $7.5 million.

"The repurchase of the warrant represents the final stage in our exit from the TARP/CPP program," said William C. Marsh, Chairman, President and Chief Executive Officer. "The TARP/CPP program served its purpose and was instrumental in our growth and lending efforts in recent years, including our expansion into the Titusville market. We expect a similar level of success from our participation in the SBLF program as we look to further expand our community bank franchise in new and adjacent markets."

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com